Kay Jackson
972-281-1486
kay.jackson@kcc.com

KIMBERLY-CLARK ANNOUNCES FIRST QUARTER 2011 RESULTS

DALLAS, April 25, 2011—Kimberly-Clark Corporation (NYSE: KMB) today reported first quarter 2011 results and updated its expectations for full-year 2011 adjusted earnings per share and related key planning assumptions.
Executive Summary
•
First quarter 2011 net sales of $5.0 billion increased 4 percent.  Organic sales, which exclude the impact of changes in foreign currency rates, rose more than 2 percent, driven by higher sales volumes.

•	Diluted net income per share for the quarter was $0.86 compared with $0.92 in the year-ago period.
•
First quarter adjusted earnings per share were $1.09 in 2011 and $1.14 in 2010.  In 2011, adjusted earnings exclude costs for the company’s previously announced pulp and tissue restructuring and a non-deductible business tax charge related to a law change in Colombia.  Adjusted earnings per share in 2010 exclude a loss for the remeasurement of the local currency balance sheet in Venezuela as a result of the adoption of highly inflationary accounting.  These items are described later in this news release.

•	Adjusted earnings comparisons benefited from sales growth, cost savings, a decline in the effective tax rate and a lower share count, but those factors were more than offset by input cost inflation.
•
Adjusted earnings per share in 2011 are now expected to be $4.80 to $5.05 compared to the company’s previous guidance of $4.90 to $5.05.  The wider outlook includes expectations for significantly higher input cost inflation, along with incremental company plans to improve revenue realization and reduce costs compared to previous assumptions.

     Chairman and Chief Executive Officer Thomas J. Falk said, “We continue to execute our Global Business Plan strategies in a difficult environment.  We grew organic sales in the first quarter in line with our full-year plan, as we continue to benefit from innovation and targeted growth initiatives.  We are gaining market share in several businesses, and we are launching a number of product innovations to further improve our brands.  We also continue to deliver significant ongoing cost savings and allocate capital in shareholder friendly ways, with first quarter share repurchases and dividend payments totaling more than $1.1 billion.”

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     Falk added, “Still, the rapid run-up in commodity costs has influenced our near-term profitability, so we are taking aggressive actions in response to the cost environment.  A number of our businesses will be raising selling prices, including most of our North American consumer products businesses.  We are also implementing incremental FORCE cost savings programs as we further leverage our global procurement organization and our continuous improvement capabilities.  Finally, we will be reducing overhead spending compared to our previous plans.  The benefits from these actions will be more visible in our results in the second half of the year, and all told, we expect to offset most, if not all, of the incremental inflationary headwinds we are now anticipating compared to our prior assumptions.  Nonetheless, to take into account the rapid increase in cost inflation and the volatility in the cost environment, we have widened our guidance range for adjusted earnings per share in 2011.  We are firmly convinced that successful execution of our Global Business Plan will improve shareholder value over time.”
First Quarter 2011 Operating Results
     Total company sales of $5.0 billion increased 4 percent compared with the first quarter of 2010.  Organic sales rose more than 2 percent, driven by increased sales volumes of approximately 2 percent and higher net selling prices of about 1 percent.  Volumes benefited from product innovations and targeted growth initiatives, while overall performance was negatively impacted by declines in Venezuela and continued soft demand in portions of the North American market.  Changes in foreign currency exchange rates increased sales by about 2 percent.
     Operating profit was $544 million in the first quarter of 2011, down 18 percent from $665 million in 2010.  Adjusted operating profit was $658 million in the first quarter of 2011, down 14 percent from $763 million in 2010.  Adjusted results in 2011 exclude $82 million of costs for the pulp and tissue restructuring and a $32 million non-deductible charge due to a legislative change in the assessment of a business tax in Colombia, while adjusted results in 2010 exclude a $98 million loss for the remeasurement of the local currency balance sheet in Venezuela.
     Adjusted operating profit comparisons benefited from sales growth and $60 million in cost savings from the company’s FORCE (Focused On Reducing Costs Everywhere) program.  Meanwhile, inflation in key cost inputs amounted to approximately $195 million overall versus 2010, including $80 million in higher fiber costs, $95 million for raw materials other than fiber, primarily polymer resin and other oil-based materials, $10 million in distribution costs and $10 million for energy.  In addition, lower production volumes in 2011 as a result of production curtailment to manage inventory levels adversely affected operating profit comparisons by approximately $25 million.

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     Other (income) and expense, net was $2 million of income in the first quarter of 2011.  Prior year other (income) and expense, net was $101 million of expense, which included $79 million of the charge for the balance sheet remeasurement in Venezuela and more than $20 million of foreign currency transaction losses.
     The company’s effective tax rate for the first quarter of 2011 was 31.4 percent compared to 39.6 percent in the year-ago period.  The adjusted effective tax rate, which excludes the effects of the previously mentioned items excluded from adjusted earnings per share calculations, was 29.6 percent in the first quarter of 2011 and 34.4 percent in 2010.  The prior-year adjusted effective tax rate included an approximate $20 million one-time non-cash charge related to changes in the U.S. tax law (Medicare part D subsidy).  The company continues to expect a full-year 2011 adjusted effective tax rate in the range of 30 to 32 percent.
     Kimberly-Clark’s share of net income of equity companies in the first quarter of 2011 was $40 million compared to $43 million in the first quarter of 2010.  Current year results were reduced by $3 million as a result of a non-deductible business tax charge at one of the company’s equity affiliates in Colombia (excluded from Kimberly-Clark’s adjusted earnings per share).  Elsewhere, earnings increased somewhat at Kimberly-Clark de Mexico, S.A.B. de C.V. (KCM).  KCM results benefited from a high-single digit increase in net sales but were also impacted by significant input cost inflation.
Cash Flow and Balance Sheet
     Cash provided by operations in the first quarter of 2011 totaled $250 million compared to $464 million in the prior year.  The decrease was driven by lower cash earnings and increased pension plan contributions.  First quarter contributions to the company’s defined benefit pension plans totaled approximately $265 million in 2011 versus about $175 million in 2010.  The company continues to expect full-year 2011 contributions in a range of $400 to $500 million.
     Capital spending for the quarter was $234 million compared with $184 million in 2010.  During the first quarter, the company repurchased approximately 13.1 million shares of its common stock at a cost of $850 million.  Total debt and redeemable securities was $7.2 billion at March 31, 2011, compared with $6.4 billion at March 31, 2010 and $6.5 billion at the end of 2010.  In February of 2011, the company issued $0.7 billion of long-term debt, principally to finance share repurchases.
First Quarter 2011 Business Segment Results
Personal Care Segment
     First quarter sales of $2.2 billion increased 2 percent.  Sales volumes rose 2 percent and changes in currency rates benefited sales by 2 percent.  On the other hand, net selling prices were off 1 percent and changes in product mix reduced sales slightly.  First quarter operating profit of $389 million

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decreased 18 percent.  Despite benefits from volume growth, cost savings and stronger currency rates, segment operating profit declined, primarily due to input cost inflation and lower net selling prices.
     Sales in North America decreased 2 percent.  Although sales volumes increased 2 percent, net selling prices declined 3 percent, driven by increased promotion activity for Huggies diapers.  In addition, changes in product mix reduced net sales by 1 percent.  Feminine care volumes grew at a double-digit rate for the fifth consecutive quarter behind continued market share growth from the U by Kotex line extension.  In addition, volumes increased high-single digits in adult care and mid-single digits in baby wipes.  Finally, although infant and child care volumes fell low-single digits, reflecting continued soft category demand, the company’s market shares were even with year-ago levels in infant care and up in child care.
     Sales in Europe increased 1 percent.  Sales volumes rose 3 percent, driven by growth in baby wipes and child care, while changes in product mix and currency rates each reduced sales by 1 percent.
     Sales increased 8 percent in K-C’s international operations in Asia, Latin America, the Middle East, Eastern Europe and Africa (K-C International), including an approximate 5 point benefit from currency rates.  Sales volumes were up 2 percent, with excellent performance in China, South Korea, Vietnam, Brazil and several other markets in Latin America, while volumes fell significantly in Venezuela in a continued difficult foreign currency exchange environment.  Net selling prices rose 2 percent compared to the year-ago period, driven by increases in Latin America.
Consumer Tissue Segment
     First quarter sales of $1.7 billion increased 4 percent.  Higher net selling prices increased sales 2 percent and changes in product mix and currency rates each improved sales by 1 percent.  Sales volumes were even with year-ago levels.  First quarter operating profit of $150 million decreased
17 percent.  The decline was driven by input cost inflation and production curtailment, partially offset by benefits from sales growth, cost savings and lower marketing, research and general expenses.
     Sales in North America were even with the prior year.  Changes in product mix benefited sales by approximately 1 percent and volumes were even with year-ago levels.  On the other hand, net selling prices were down 2 percent, driven by higher promotion support for bathroom tissue compared to a relatively low level of activity in the prior year.  Bathroom tissue volumes rose low-single digits and mix improved due to higher sales of premium-priced products.  Kleenex facial tissue volumes increased low-single digits and market shares improved, while the Kleenex Hand Towel innovation also contributed to volume growth in the quarter.  Meanwhile, paper towel and non-branded volumes fell mid-single digits.

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     Sales in Europe increased 3 percent.  Net selling prices improved 2 percent in response to input cost inflation, and changes in product mix benefited sales by 1 percent.  Sales volumes were even with year-ago levels and changes in currency rates reduced sales slightly.
     Sales increased 14 percent in K-C International, including a 5 point benefit from changes in currency rates.  Net selling prices increased 8 percent, driven by improvements in Latin America and Asia, and changes in product mix benefited sales by 2 percent.  Sales volumes were off 1 percent.
K-C Professional (KCP) & Other Segment
     First quarter sales of $0.8 billion increased 5 percent.  Sales volumes improved 3 percent, and higher net selling prices and currency rates each added approximately 2 points of growth.  Changes in product mix reduced sales by 2 percent.   First quarter operating profit of $104 million decreased 3 percent.  Despite benefits from sales growth and cost savings, segment operating profit declined, primarily due to input cost inflation and higher marketing, research and general expenses.
     Sales in North America increased 2 percent.  Sales volumes rose about 3 percent and net selling prices increased 2 percent, while changes in product mix reduced sales by 2 percent.  High-margin safety product volumes increased double-digits in the first quarter, and wiper volumes advanced low-single digits.  On the other hand, washroom product volumes fell low-single digits, as high unemployment and office vacancy levels continued to impact demand.
     Sales in Europe increased 2 percent, driven by volume growth of 3 percent.  Changes in net selling prices and product mix had no overall impact on sales in the quarter, while weaker currency rates reduced sales by 1 percent.  Sales increased 16 percent in K-C International, including a 6 point benefit from changes in currency rates.  Sales volumes were up 6 percent, with gains in Asia and Latin America.  In addition, net selling prices rose 4 percent.
Health Care Segment
     First quarter sales of $0.4 billion increased 6 percent.  Sales volumes rose 6 percent and changes in currency rates increased sales by 1 percent, while net selling prices were down 1 percent.  First quarter operating profit of $50 million decreased 12 percent.  The decline was driven by input cost inflation and higher marketing, research and general expenses, mostly for ongoing I-Flow litigation-related expenses, partially offset by benefits from sales growth and cost savings.
     Medical device volumes increased high-single digits, driven by strong results for I-Flow and airway management products.  In addition, medical supply volumes rose mid-single digits, boosted by double-digit gains in exam gloves and apparel offerings and a modest improvement in North American market demand.  On the other hand, the overall volume comparison was adversely affected by approximately 3 points due to increased demand in 2010 for face masks as a result of the H1N1 flu virus.

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Pulp and Tissue Restructuring Update
     In January of 2011, the company initiated a pulp and tissue restructuring in order to exit its remaining integrated pulp manufacturing operations and improve the underlying profitability and return on invested capital of its consumer tissue and K-C Professional businesses.  The restructuring is expected to be completed by the end of 2012, with total costs of $280 to $420 million after tax ($400 to $600 million pre-tax).  Cash costs are projected to be 25 to 50 percent of the total charges.  As a result of the restructuring, the company expects that by 2013 annual net sales will decrease by $250 to $300 million and operating profit will increase by at least $75 million.  These estimates are unchanged from the original projections announced in January.
     First quarter 2011 charges for the restructuring totaled $57 million after tax ($82 million pre-tax).  The company continues to expect that $195 to
$265 million of the after tax charges ($280 to $380 million pre-tax) will occur in 2011, while benefits from the restructuring in 2011 are expected to be immaterial.
Outlook
  The company updated several key planning and guidance assumptions for full-year 2011, as follows:
•	Net sales increase of approximately 4 to 6 percent versus previous guidance for an increase of 3 to 4 percent.
−
Organic sales are expected to grow 2 to 4 percent versus the previous target range of 2 to 3 percent.  Volumes are anticipated to grow 1 to
2 percent, unchanged from prior expectations.  The combination of higher net selling prices and improved product mix should contribute 1 to
2 points of growth compared to the previous assumption for a 1 point benefit.  This assumes successful execution of the recently announced price increases for several of the company’s North American consumer products businesses.

−
As a result of the strengthening of most foreign currency exchange rates relative to the U.S. dollar, changes in currency rates are expected to increase sales by approximately 2 percent versus the previous estimate of 1 percent.

•
Inflation in key cost inputs of $450 to $550 million compared to the previous assumption of $200 to $250 million.  This reflects estimated average market pricing for benchmark northern softwood pulp of $1,000 to $1,020 per metric ton and average oil prices of $100 to $105 per barrel for the year.   The increased inflation assumption is primarily due to higher costs for virgin pulp, polymer resin and most other oil-based materials.

•
Savings from the company’s FORCE program totaling $250 to $300 million, up from the prior target range of $200 to $250 million.  The company continues to aggressively identify and implement incremental savings opportunities, particularly in sourcing and supply chain activities.

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•
Adjusted earnings per share in a range of $4.80 to $5.05, up 3 to 8 percent compared to adjusted earnings of $4.68 per share in 2010.  The company’s previous guidance in January was for 2011 adjusted earnings per share of $4.90 to $5.05.

Non-GAAP Financial Measures
      This press release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures.
• Adjusted earnings and earnings per share
• Adjusted gross and operating profit
• Adjusted effective tax rate
These non-GAAP financial measures exclude the following items:
•
Pulp and tissue restructuring charges.  In January 2011, the company initiated a pulp and tissue restructuring to exit its remaining integrated pulp manufacturing operations and improve the underlying profitability and return on invested capital of its consumer tissue and K-C Professional businesses.  The restructuring is expected to be completed by December 31, 2012.  This item was excluded from the calculation of the company’s earnings and earnings per share, operating profit and effective tax rate, calculated in accordance with GAAP, for the first quarter ended March 31, 2011 and the estimated full year earnings per share and estimated effective tax rate for 2011.

•
Non-deductible business tax charge in Colombia due to legislative change.  The company recorded a non-deductible charge in the first quarter of 2011 as a result of legislation in Colombia that changed the manner in which certain business taxes in that country are assessed.  This first quarter assessment covers the period from 2011 through 2014 and impacted results for both our consolidated operations and our equity company in Colombia.
This item was excluded from the calculation of the company’s earnings and earnings per share, operating profit and effective tax rate, calculated in accordance with GAAP, for the first quarter ended March 31, 2011 and the estimated full year earnings per share and estimated effective tax rate for 2011.

•
Adoption of highly inflationary accounting for our Venezuelan operations.  The company recorded an after tax loss in first quarter 2010 for the remeasurement of the local currency balance sheet in Venezuela as a result of the adoption of highly inflationary accounting in that country effective January 1, 2010.  This item was excluded from the calculation of the company’s earnings and earnings per share, operating profit and effective tax rate, calculated in accordance with GAAP, for the quarter ended March 31, 2010 and the earnings per share and effective tax rate for 2010.

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     In accordance with the SEC’s requirements, reconciliations of the non-GAAP financial measures to the comparable GAAP financial measures are attached.
     The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures.  Management and the company’s Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company’s historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company’s business units and their managers.  Management also believes that the use of adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
     Additionally, the Management Development and Compensation Committee of the company’s Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals.  These goals are based, in part, on the company’s adjusted earnings per share and improvement in the company’s adjusted return on invested capital and adjusted operating profit return on sales determined by excluding certain of the charges that are used in calculating these non-GAAP financial measures.
     In addition, Kimberly-Clark management believes that investors’ understanding of the company’s performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing the company’s ongoing results of operations.  Many investors are interested in understanding the performance of our businesses by comparing our results from ongoing operations from one period to the next.  By providing these non-GAAP financial measures, together with reconciliations, we believe we are enhancing investors’ understanding of our businesses and our results of operations.  Also, many financial analysts who follow our company focus on and publish both historical results and future projections based on non-GAAP financial measures.  We believe that it is in the best interests of our investors for us to provide this information to analysts so that those analysts accurately report the non-GAAP financial information.
     These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measure.  There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded.  The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures.  The non-GAAP financial measures should be read only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

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Conference Call
     A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CDT) today.  The conference call will be simultaneously broadcast over the World Wide Web.  Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company’s Web site (www.kimberly-clark.com).
About Kimberly-Clark
     Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 150 countries.  Every day, 1.3 billion people – nearly a quarter of the world’s population – trust K-C brands and the solutions they provide to enhance their health, hygiene and well-being.  With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds No. 1 or No. 2 share positions in more than 80 countries.  To keep up with the latest K-C news and to learn more about the company’s 139-year history of innovation, visit www.kimberly-clark.com.
     Copies of Kimberly-Clark’s Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company’s Web site on the same day they are filed with the SEC.  To view these filings, visit the Investors section of the company’s Web site.
     Certain matters contained in this news release concerning the business outlook, including raw material, energy and other input costs, anticipated costs, scope, timing and effects of the pulp and tissue restructuring, revenue realization, cost savings and reductions, changes in finished product selling prices, market demand and economic conditions, anticipated currency rates and exchange risk, cash flow and uses of cash, capital spending, marketing, research and innovation spending, anticipated financial and operating results, litigation and other contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management’s expectations and beliefs concerning future events impacting the company.  There can be no assurance that these future events will occur as anticipated or that the company’s results will be as estimated.  For a description of certain factors that could cause the company’s future results to differ from those expressed in any such forward-looking statements, see Item 1A of the company’s Annual Report on Form 10-K for the year ended December 31, 2010 entitled “Risk Factors.”

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KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
PERIODS ENDED MARCH 31
(Millions of dollars, except per share amounts)

	Three Months
	Ended March 31
	2011	2010	Change

Net Sales	$5,029	$4,835	+ 4.0%
Cost of products sold	3,566	3,188	+11.9%

Gross Profit	1,463	1,647	- 11.2%
Marketing, research and general expenses	921	881	+ 4.5%
Other (income) and expense, net	(2)	101	N.M.

Operating Profit	544	665	- 18.2%
Interest income	4	5	- 20.0%
Interest expense	(64)	(61)	+ 4.9%

Income Before Income Taxes and Equity Interests	484	609	- 20.5%
Provision for income taxes	(152)	(241)	- 36.9%
Income Before Equity Interests	332	368	- 9.8%
Share of net income of equity companies	40	43	- 7.0%

Net Income	372	411	- 9.5%
Net income attributable to noncontrolling interests	(22)	(27)	- 18.5%

Net Income Attributable to Kimberly-Clark Corporation	$350	$384	- 8.9%

Per Share Basis – Diluted Net Income Attributable to Kimberly-Clark Corporation	$.86	$.92	- 6.5%

N.M. – Not meaningful
Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED MARCH 31
(Millions of dollars, except per share data)

Notes:

1.	Charges for the pulp and tissue restructuring and a non-deductible business tax charge related to a law change in Colombia are included in the Consolidated Income Statement as follows:

	Three Months Ended March 31, 2011
	Restructuring Charges	Business Tax Charge	Total
Cost of products sold	$82	$-	$82

Marketing, research and general expenses	-	32	32

Provision for income taxes	(25)	-	(25)

Share of net income of equity companies	-	3	3

Net Income Attributable to Kimberly-Clark Corporation	$57	$35	$92

2.
Effective January 1, 2010, we began accounting for our Venezuelan subsidiary’s operations as highly inflationary and the subsidiary’s functional currency became the U.S. dollar, as required by U.S. accounting rules.  As a result, we recorded an  after tax charge of $96 million in first quarter 2010 to remeasure the subsidiary’s bolivar-denominated net monetary asset position into U.S. dollars at an exchange rate of approximately 6 bolivars per U.S. dollar.  This charge was recorded in the following Consolidated Income Statement line items:

Three Months
Ended March 31
2010
Cost of products sold	$19

Other (income) and expense, net	79

Provision for income taxes	(2)

Net charge	$96

3.	Other Information:

	Three Months
	Ended March 31
	2011	2010
Cash Dividends Declared Per Share	$.70	$.66

	March 31
Common Shares (Millions)	2011	2010

Outstanding, as of	395.2	414.9

Average Diluted for Three Months Ended	405.9	419.3

Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED MARCH 31
(Millions of dollars)
Supplemental Financial Information:

Preliminary Balance Sheet Data:
	March 31	December 31
	2011	2010

Cash and cash equivalents	$585	$876

Accounts receivable, net	2,696	2,472

Inventories	2,400	2,373

Total current assets	6,300	6,328

Total assets	19,992	19,864

Accounts payable	2,195	2,206

Debt payable within one year	319	344

Redeemable preferred securities of subsidiary (current)	505	506

Total current liabilities	5,392	5,338

Long-term debt	5,806	5,120

Redeemable preferred and common securities of subsidiaries	541	541

Stockholders’ equity	5,721	6,202

	Three Months Ended March 31
Preliminary Cash Flow Data:	2011	2010

Depreciation and amortization	$243	$193

Cash provided by operations	250	464

Capital spending	234	184

Cash used for investing	218	119

Cash dividends paid	269	250

Cash used for financing	332	417

Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED MARCH 31

Description of Business Segments

We are organized into operating segments based on product groupings. These operating segments have been aggregated into four reportable global business segments:  Personal Care, Consumer Tissue, K-C Professional & Other, and Health Care. The reportable segments were determined in accordance with how our executive managers develop and execute our global strategies to drive growth and profitability. These strategies include global plans for branding and product positioning, technology, research and development programs, cost reductions including supply chain management, and capacity and capital investments for each of these businesses. Segment management is evaluated on several factors, including operating profit. Segment operating profit excludes other (income) and expense, net and income and expense not associated with the business segments, including the charges related to the pulp and tissue restructuring.

The principal sources of revenue in each of our global business segments are described below.

The Personal Care segment manufactures and markets disposable diapers, training and youth pants and swimpants, baby wipes, feminine and incontinence care products, and related products. Products in this segment are primarily for household use and are sold under a variety of brand names, including Huggies, Pull-Ups, Little Swimmers, GoodNites, Kotex, Lightdays, Depend, Poise and other brand names.

The Consumer Tissue segment manufactures and markets facial and bathroom tissue, paper towels, napkins and related products for household use. Products in this segment are sold under the Kleenex, Scott, Cottonelle, Viva, Andrex, Scottex, Hakle, Page and other brand names.

The K-C Professional & Other segment manufactures and markets facial and bathroom tissue, paper towels, napkins, wipers and a range of safety products for the away-from-home marketplace. Products in this segment are sold under the Kimberly-Clark, Kleenex, Scott, WypAll, Kimtech, KleenGuard, Kimcare and Jackson brand names.

The Health Care segment manufactures and markets disposable health care products such as surgical drapes and gowns, infection control products, face masks, exam gloves, respiratory products, pain management products and other disposable medical products.  Products in this segment are sold under the Kimberly-Clark, Ballard, ON-Q and other brand names.

Unaudited

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KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
PERIODS ENDED MARCH 31
(Millions of dollars)

	Three Months
	Ended March 31
	2011	2010	Change
NET SALES:

Personal Care	$2,187	$2,137	+ 2.3%
Consumer Tissue	1,674	1,606	+ 4.2%
K-C Professional & Other	768	730	+ 5.2%
Health Care	388	367	+ 5.7%

Corporate & Other	12	(5)	N.M.

Consolidated	$5,029	$4,835	+ 4.0%

OPERATING PROFIT:

Personal Care	$389	$472	-17.6%
Consumer Tissue	150	181	-17.1%
K-C Professional & Other	104	107	- 2.8%
Health Care	50	57	-12.3%

Corporate & Other(a)(b)	(151)	(51)	N.M.

Other (income) and expense, net(b)	(2)	101	N.M.

Consolidated	$544	$665	-18.2%

(a)
For the three months ended March 31, 2011, Corporate & Other includes pulp and tissue restructuring charges of $82 million and a non-deductible business tax charge of $32 million related to a law change in Colombia.

(b)
For the three months ended March 31, 2010, Corporate & Other includes a $19 million charge and Other (income) and expense, net includes a $79 million charge related to the adoption of highly inflationary accounting in Venezuela.

N.M. – Not meaningful
        Unaudited

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KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
PERIODS ENDED MARCH 31

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended March 31, 2011
			Net	Mix/
	Total	Volume	Price	Other(1)	Currency

Consolidated	4.0	2	1	(1)	2

Personal Care	2.3	2	(1)	(1)	2

Consumer Tissue	4.2	-	2	1	1

K-C Professional & Other	5.2	3	2	(2)	2

Health Care	5.7	6	(1)	-	1

                                                (1) Mix/Other includes rounding.

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED MARCH 31
(Millions of dollars, except per share amounts)

NON-GAAP RECONCILIATION SCHEDULES

The tables below and on the following pages present the reconciliation of non-GAAP financial measures to GAAP financial measures.

EARNINGS SUMMARY:

	Three Months Ended March 31
	2011		2010
		Diluted		Diluted
	Income	Earnings	Income	Earnings
	(Expense)	Per Share	(Expense)	Per Share

Adjusted Earnings	$442	$1.09	$480	$1.14

Adjustment for charges related to the pulp and tissue restructuring	(57)	(.14)	-	-

Adjustment for non-deductible business tax charge related to law change in Colombia	(35)	(.09)	-	-

Adjustment for the charge related to adoption of highly inflationary accounting in Venezuela	-	-	(96)	(.23)

Rounding	-	-	-	.01

Net Income Attributable to Kimberly-Clark Corporation	$350	$.86	$384	$.92

	Twelve Months Ended
	December 31, 2010
		Diluted
	Income	Earnings
	(Expense)	Per Share

Adjusted Earnings	$1,939	$4.68

Adjustment for the charge related to adoption of highly inflationary accounting in Venezuela	(96)	(.23)

Net Income Attributable to Kimberly-Clark Corporation	$1,843	$4.45

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED MARCH 31
(Millions of dollars)

OPERATING PROFIT SUMMARY:

	Three Months
	Ended March 31
	2011	2010
Adjusted Operating Profit	$658	$763

Adjustment for charges related to the pulp and tissue restructuring	(82)	-

Adjustment for non-deductible business tax charge related to law change in Colombia	(32)	-

Adjustment for the charge related to adoption of highly inflationary accounting in Venezuela	-	(98)

Operating Profit	$544	$665

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED MARCH 31
(Millions of dollars)

EFFECTIVE INCOME TAX RATE RECONCILIATION:

	Three Months Ended March 31, 2011
	Income Before		Effective
	Income Taxes	Provision for	Income Tax
	and Equity Interests	Income Taxes	Rate

Adjusted	$598	$177	29.6%

Adjustment for pulp and tissue restructuring	(82)	(25)

Adjustment for non-deductible business tax charge related to law change in Colombia	(32)	-

As reported	$484	$152	31.4%

	Three Months Ended March 31, 2010
	Income Before		Effective
	Income Taxes	Provision for	Income Tax
	and Equity Interests	Income Taxes	Rate

Adjusted	$707	$243	34.4%

Adjustment for the charge related to adoption of highly inflationary accounting in Venezuela	(98)	(2)

As reported	$609	$241	39.6%

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED MARCH 31

OUTLOOK FOR 2011

ESTIMATED FULL YEAR 2011 DILUTED EARNINGS PER SHARE:

Adjusted Earnings Per Share	$4.80	-	$5.05

Adjustment for charges related to the pulp and tissue restructuring	(.67)	-	(.49)

Adjustment for non-deductible business tax charge related to law change in Colombia	(.09)	-	(.09)

Per Share Basis – Diluted Net Income Attributable to Kimberly-Clark Corporation	$4.04	-	$4.47

ESTIMATED FULL YEAR EFFECTIVE TAX RATE:

Adjusted Effective Tax Rate	30.0%	-	32.0%

Adjustments for the charges related to the pulp and tissue restructuring and non-deductible business tax charge related to law change in Colombia	.4	-	.4

Effective Tax Rate	30.4%	-	32.4%

Investor Relations contact:	Paul Alexander, 972-281-1440, palexand@kcc.com

Media Relations contact:	Kay Jackson, 972-281-1486, kay.jackson@kcc.com

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